EXHIBIT 99.1

PRESS RELEASE

WINN-DIXIE STORES, INC. | 5050 EDGEWOOD COURT | JACKSONVILLE, FLA. 32254 | (904) 783-5000

Winn-Dixie Announces Management Changes

Jacksonville, Fla. – January 5, 2011 – Winn-Dixie Stores, Inc. (NASDAQ: WINN), today announced that Laurence Appel, who joined Winn-Dixie in 2002 and formerly served as General Counsel, Corporate Secretary and Senior Vice President of Human Resources, has been named Senior Vice President of Retail Operations. Effective today, Mr. Appel replaces Frank Eckstein, who has retired from his current role but will continue to serve in an advisory capacity until the end of fiscal year 2011. Mr. Appel will report to Peter Lynch, Winn-Dixie’s Chairman, CEO, and President.

Mr. Lynch stated, “Larry has tremendous experience with Winn-Dixie and in retail in general, having worked at Winn-Dixie for nearly a decade and at Home Depot prior to that. I am confident he will make a very positive impact on the management of our stores as we continue to execute our strategic initiatives and lay the foundation for our future growth.”

Mr. Appel will be succeeded as General Counsel, Corporate Secretary by Timothy Williams, who joined Winn-Dixie in 2003 and formerly served as Assistant General Counsel; and as Senior Vice President of Human Resources by Anita Dahlstrom-Gutel, who joined the Company almost two years ago and formerly served as Vice President of Corporate Human Resources and Talent Acquisition/Management. In their new roles, both will report to Mr. Lynch.

Dan Portnoy, Senior Vice President and Chief Merchandising & Marketing Officer, has resigned from the company. Mr. Portnoy’s duties will be performed by Mary Kellmanson, Group Vice President of Marketing; Matt Gutermuth, Group Vice President, Non-Perishables, Pricing and Corporate Brands; James Smits, Group Vice President of Perishables; and John Fegan, Vice President of Pharmacy. All four also will report directly to Mr. Lynch.

Added Mr. Lynch, “I want to thank both Frank and Dan for their many contributions, and especially their efforts to build very capable teams that are well-prepared to support the company as we execute our strategic initiatives and drive the business forward. On behalf of the entire company, we wish them all the best.”

About Winn-Dixie

Winn-Dixie Stores, Inc., is one of the nation’s largest food retailers. Founded in 1925, the Company is headquartered in Jacksonville, Fla. The Company currently operates 484 retail grocery locations, including 379 in-store pharmacies, in Florida, Alabama, Louisiana, Georgia and Mississippi. For more information, please visit www.winn-dixie.com.

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Investor Contact:	Media Contact:
Eric Harris	Hunter Robinson
Director of Investor Relations	Media & Public Relations
(904) 783-5033	(904) 783-5153